Exhibit (a)(iv)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Financial Investors Variable Insurance Trust.

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

NAME: The name of the Statutory Trust is ALPS Variable Investment Trust.

3.	EFFECTIVE DATE. This Certificate of Amendment shall be effective April 30, 2013.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of this 27th day of March, 2013.

/s/ Thomas A. Carter
Thomas A. Carter Chairman and Trustee